Exhibit 99
For More Information
Investor Contacts:
Jack A. Pacheco
Vice President & Chief Financial Officer
SMART Modular Technologies
510-624-8134
Suzanne Craig
The Blueshirt Group for SMART Modular Technologies
415-217-4962
suzanne@blueshirtgroup.com
SMART Modular Technologies Reports Second Quarter Fiscal 2006 Results
Net Sales of $163.7 Million
FREMONT, CA – March 23, 2006 – SMART Modular Technologies (WWH), Inc. (“SMART” or the “Company”) (Nasdaq: SMOD), a leading independent manufacturer of memory modules, embedded computing subsystems, and TFT-LCD display products, today reported financial results for the second quarter of its fiscal year 2006.
Highlights:
•	Net Sales of $163.7 Million

•	Gross Profit of $29.7 Million, up 22% from Q2 FY2005

•	GAAP diluted EPS of $0.01, includes $7.7 million one-time charge, net of tax

•	Non-GAAP diluted EPS of $0.15
Net sales for the second quarter of fiscal 2006 were $163.7 million, compared to $158.3 million for the first quarter of fiscal 2006, and $164.4 million for the second quarter of fiscal 2005. Net sales for the first six months of fiscal 2006 were $322.0 million, compared to $318.9 million for the first six months of fiscal 2005.
Gross profit for the second quarter of fiscal 2006 was $29.7 million, compared to $30.6 million for the first quarter of fiscal 2006, and up 22% from $24.3 million for the second quarter of fiscal 2005. Gross profit for the first six months of fiscal 2006 totaled $60.3 million, 31% higher than gross profit of $46.2 million for the first six months of fiscal 2005.

GAAP net income for the second quarter of fiscal 2006 was $0.8 million, or $0.01 per diluted share, compared to net income of $9.3 million, or $0.17 per diluted share for the first quarter of fiscal 2006, and $7.8 million, or $0.15 per diluted share for the second quarter of fiscal 2005. For the first six months of fiscal 2006, SMART reported GAAP net income of 10.1 million, or $0.18 per diluted share, compared to $12.0 million, or $0.22 per diluted share for the first six months of fiscal 2005. Net income for the second quarter and first six months of fiscal 2006 was significantly lower than the respective comparable periods, due to a $9.0 million one-time charge ($7.7 million net of taxes) to terminate annual fees payable under certain advisory service agreements.
Non-GAAP net income for the second quarter of fiscal 2006 was $8.5 million, or $0.15 per diluted share, compared to $9.3 million, or $0.17 per diluted share, for the first quarter of fiscal 2006, and $7.8 million, or $0.15 per diluted share, for the second quarter of fiscal 2005. For the first six months of fiscal 2006, non-GAAP net income was $17.8 million, or $0.32 per diluted share, compared to $12.6 million, or $0.24 per diluted share for the first six months of fiscal 2005. Non-GAAP financial results do not include restructuring costs, impairment charges and other infrequent or unusual items. For the second quarter and first six months of fiscal 2006, non-GAAP financial results have been adjusted to exclude a $9.0 million one-time charge ($7.7 million net of taxes) to terminate annual fees payable under certain advisory service agreements. As a result of the termination of the annual advisory agreements and the related $9.0 million one-time charge, the Company will no longer incur the quarterly advisory charge of $0.8 million incurred in previous quarters, of which $0.6 million was incurred in the second quarter of fiscal 2006. Please refer to the “Non-GAAP Information” below for further detail.
SMART ended the quarter with $137.2 million in cash and cash equivalents.
“The second quarter of fiscal 2006 marked an important milestone for SMART as we emerged as a publicly traded company on Nasdaq,” stated Iain MacKenzie, President and CEO of SMART. “We are pleased with our results in the second quarter, with net sales increasing modestly on a sequential basis, and with gross profit – which we view as a more meaningful metric –growing to almost $30 million, a 22% increase from the second quarter of fiscal 2005.
“We continue progressing towards achieving our goals of diversifying the markets and customers we serve and expanding our technical capabilities. During the quarter we inaugurated our new manufacturing facility outside Sao Paolo, Brazil, expanding our technology to include IC packaging, assembly and test. This expansion leverages the success we’ve already achieved in this high growth region since opening a local memory module manufacturing plant in 2002. Since Brazil is one of the world’s fastest growing emerging markets, our enhanced capabilities locally will provide us with a competitive advantage as business opportunities in this region continue to grow,” concluded Mr. MacKenzie.
Business Outlook
The following statements are based upon management’s current expectations. These statements are forward-looking, and actual results may differ materially. The Company undertakes no obligation to update these statements.
For the third quarter of fiscal 2006, SMART estimates net sales will be in the range of $165 to $175 million, gross profit will be in the range of $29 to $32 million, non-GAAP diluted net income per share will be in the range of $0.14 to $0.15, which will exclude approximately $5.9 million in one-time note redemption charges, and the shares used in computing diluted net income per ordinary share will be in the range of 63.5 to 64.0 million.
Conference Call Details
The SMART Modular Technologies Second Quarter Fiscal 2006 teleconference and webcast is scheduled to begin at 2:30 p.m. Pacific Standard Time (PST), or 5:30 p.m. Eastern Standard Time, on Thursday, March 23, 2006. The call may be accessed US toll free by calling (877) 675-5901 or US toll by calling (210) 234-0000. Please join the conference call at least ten minutes early in order to register. The passcode for the call is “SMART”. SMART will also offer a live and archived webcast of the conference call, accessible from the Company’s website at www.smartm.com. A telephonic replay of the conference call will be available through midnight PST, April 6, 2006, by dialing (866) 442-2092. Callers outside the U.S. and Canada may access the replay by dialing (203) 369-1077.
Forward-Looking Statements
Statements contained in this press release, including the quotations attributed to Mr. MacKenzie, that are not statements of historical fact, including any statements that use the words “will,” “believes,” “anticipates,” “estimates,” “expects,” “intends” or similar words that describe the Company’s or its management’s future plans, objectives, or goals, are “forward-looking statements” and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial performance, technical capabilities, business strategies and product plans.
Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, memory IC packaging and other production or manufacturing difficulties, competitive factors, new products and technological changes, fluctuations in product prices and raw material costs, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. Such risk factors as outlined in these reports may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. The Company operates in a continually changing business environment and new factors emerge from time to time. The Company cannot predict such factors, nor can it assess the impact, if any, from such factors on the Company or its results. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.
Non-GAAP Information
Certain non-GAAP financial measures are included in this press release, including non-GAAP net income and non-GAAP diluted net income per ordinary share. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our financial performance. By excluding these charges, as well as the related tax effects, our non-GAAP results provide information to management and investors that is useful in assessing SMART’s core operating performance and in evaluating and comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to evaluate financial results and to plan and forecast future periods. The presentation of this additional information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliations of GAAP to non-GAAP financial measures, which are included below.
(Unaudited)
(In thousands)

	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	February 28,	November 30,	February 28,	February 28,	February 28,
	2006	2005	2005	2006	2005

Net income	783	9,346	7,776	10,129	11,966
Add:
Management advisory agreements termination fee, net of tax	7,667	—	—	7,667	—
Restructuring and impairment costs, net of tax	—	—	—	—	676

Non-GAAP net income.	$8,450	$9,346	$7,776	$17,796	$12,642

Shares used in computing diluted net income per ordinary share	56,304	53,738	53,518	55,015	53,311

About SMART
SMART is a leading independent designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers, or OEMs. SMART offers more than 500 standard and custom products to OEMs engaged in the computer, industrial, networking, gaming, telecommunications, and/or embedded application markets. Taking innovations from the design stage through manufacturing and delivery, SMART has developed a comprehensive memory product line that includes DRAM, SRAM, and Flash memory in various form factors. Its Embedded Products Division develops embedded computing subsystems, backed by design and manufacturing, to markets supporting test equipment, 3G infrastructure and network processing applications. SMART’s Display Products Group designs, manufactures and sells thin film transistors (TFT) liquid crystal display (LCD) solutions to customers developing casino gaming systems as well as embedded applications such as kiosk, ATM, point-of-service, and industrial control systems. SMART’s presence in the U.S., Europe, Asia, and Latin America enables it to provide its customers with proven expertise in international logistics, asset management, and supply-chain management worldwide. See http://www.smartm.com for more information.
-Tables to Follow-

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	February 28,	February 28,	February 28,	February 28,
	2006	2005	2006	2005
		(In thousands, except per share data)

Net sales	$163,732	$164,417	$321,994	$318,907
Cost of sales	133,987	140,092	261,648	272,737

Gross profit*	29,745	24,325	60,346	46,170

Operating expenses:
Research and development	3,912	2,209	7,380	4,828
Selling, general and administrative	12,862	11,000	25,764	22,264
Advisory service agreements’ fees	9,553	625	10,303	1,250
Restructuring and impairment costs	—	—	—	880

Total operating expenses*	26,327	13,834	43,447	29,222

Income from operations	3,418	10,491	16,899	16,948
Interest expense, net	(2,891)	(562)	(5,873)	(1,105)
Other income, net	246	412	377	161

Total other expense, net	(2,645)	(150)	(5,496)	(944)

Income before provision for income taxes	773	10,341	11,403	16,004
Provision (benefit) for income taxes	(10)	2,565	1,274	4,038

Net income	$783	$7,776	$10,129	$11,966

Net income per ordinary share, basic	$0.02	$0.16	$0.20	$0.24

Shares used in computing basic net income per ordinary share	51,273	48,872	50,166	48,872

Net income per ordinary share, diluted	$0.01	$0.15	$0.18	$0.22

Shares used in computing diluted net income per ordinary share	56,304	53,518	55,015	53,311

* Stock-based compensation by category:
Cost of sales	$41	$—	$71	$—
Research and development	128	—	223	—
Selling, general and administrative	279	—	590	—

	$448	$—	$884	$—

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	February 28,	August 31,
	2006	2005
	(In thousands)

ASSETS

Cash and cash equivalents	$137,162	$75,970
Short term investments	—	5,071
Accounts receivable, net of allowances of $2,520 and $2,629 as of February 28, 2006 and August 31, 2005, respectively	158,368	144,760
Inventories	55,243	53,122
Prepaid expenses and other current assets	11,449	9,459

Total current assets	362,222	288,382
Property and equipment, net	21,361	11,309
Goodwill	3,198	2,248
Intangible assets, net	7,369	9,142
Other non-current assets	13,862	9,980

Total assets	$408,012	$321,061

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable	$131,869	$125,305
Accrued expenses and other current liabilities	24,326	29,912
Advance from customer	—	1,000

Total current liabilities	156,195	156,217
Long-term debt	125,000	125,000
Other long-term liabilities	773	961

Total liabilities	281,968	282,178

Shareholders’ equity:
Ordinary shares	10	8
Additional paid-in capital	84,318	9,490
Deferred stock-based compensation	(741)	(1,126)
Accumulated other comprehensive income	2,717	900
Retained earnings	39,740	29,611

Total shareholders’ equity	126,044	38,883

Total liabilities and shareholders’ equity	$408,012	$321,061

END